UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 21, 2016

Hilton Worldwide Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36243	27-4384691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7930 Jones Branch Drive, Suite 1100,

McLean, Virginia 22102

(Address of Principal Executive Offices) (Zip Code)

(703) 883-1000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Credit Agreement Amendment

On November 21, 2016, Hilton Worldwide Finance LLC (the “Borrower”), an indirect subsidiary of Hilton Worldwide Holdings Inc. (the “Company”), entered into Amendment No. 2 (the “Amendment”) to the Credit Agreement dated as of October 25, 2013 (as amended by that certain Amendment No. 1 to the Credit Agreement dated as of August 18, 2016, the “Credit Agreement”). Pursuant to the Amendment, the maturity date of the commitments under the senior secured revolving credit facility (the “Revolving Credit Facility”) under the Credit Agreement has been extended to November 21, 2021. Among other things, the Amendment amends the applicable margin on loans extended under the Revolving Credit Facility with varying step downs and step ups from 0.50% to 1.00%, in the case of base rate loans, and 1.50% to 2.00%, in the case of LIBOR loans, based on achievement by the Borrower of certain first lien net leverage ratios. The Borrower will be required to pay a commitment fee of 0.125% to the lenders under the Revolving Credit Facility in respect of the unutilized commitments thereunder. The Borrower will also be required to pay customary letter of credit fees.

In addition, the Amendment also amends the financial maintenance covenant contained in the Credit Agreement. After giving effect to the Amendment, if, on the last day of any period of four consecutive fiscal quarters of the Borrower, the aggregate principal amount of revolving credit loans, swing line loans and/or letters of credit (excluding up to $50.0 million of letters of credit and certain other letters of credit that have been cash collateralized or backstopped) that are issued and/or outstanding is greater than 30% of the aggregate commitments under the Revolving Credit Facility, the Credit Agreement will require the Borrower to maintain a consolidated first lien net leverage ratio not to exceed 7.00 to 1.00.

All other terms of the Revolving Credit Facility and the Credit Agreement will remain substantially the same except as otherwise amended by the Amendment.

Certain of the participants in the Credit Agreement and their respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company and/or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of such document, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment No. 2, dated as of November 21, 2016, to the Credit Agreement, dated as of October 25, 2013 (as amended by that certain Amendment No. 1 to the Credit Agreement dated as of August 18, 2016), by and among Hilton Worldwide Holdings Inc., Hilton Worldwide Finance LLC, the other guarantors party thereto from time to time, Deutsche Bank AG New York Branch as administrative agent, collateral agent, swing line lender and L/C issuer and the other lenders party thereto from time to time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILTON WORLDWIDE HOLDINGS INC.

By:	/s/ Kevin J. Jacobs
Name:	Kevin J. Jacobs
Title:	Executive Vice President and Chief Financial Officer

Date: November 23, 2016

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 2, dated as of November 21, 2016, to the Credit Agreement, dated as of October 25, 2013 (as amended by that certain Amendment No. 1 to the Credit Agreement dated as of August 18, 2016), by and among Hilton Worldwide Holdings Inc., Hilton Worldwide Finance LLC, the other guarantors party thereto from time to time, Deutsche Bank AG New York Branch as administrative agent, collateral agent, swing line lender and L/C issuer and the other lenders party thereto from time to time.